Exhibit 99.1

FactSet Announces CEO Succession Plan

Sanoke Viswanathan Appointed Chief Executive Officer Effective Early September 2025

Phil Snow to Retire After Accomplished 30-Year Career with FactSet, Including 10 Years as CEO

NORWALK, Conn., June 3, 2025 -- FactSet (NYSE: FDS | NASDAQ: FDS), a global financial digital platform and enterprise solutions provider, today announced that its Board of Directors has appointed Sanoke Viswanathan as Chief Executive Officer, effective early September 2025. He will succeed Phil Snow, who will retire as CEO and a member of the Board at that time. Snow will serve as a senior advisor up to the end of the calendar year to support the transition.

Viswanathan is a respected global business leader in strategy, innovation, and operations across banking, capital markets, and wealth management. He is a 15-year veteran of JPMorgan Chase, most recently serving as CEO of International Consumer and Wealth and as a member of JPMorgan’s Operating Committee. In this role, Viswanathan launched the international consumer business and led strategic acquisitions and alliances in global wealth management and digital banking, positioning these businesses for long-term growth across global markets. Prior to that, Viswanathan served as Chief Strategy and Growth Officer as well as Chief Administrative Officer of JPMorgan’s Corporate and Investment Bank. He began his career at McKinsey & Company, where he became the Co-Head of the Global Corporate and Investment Banking Practice, serving buy-side and sell-side financial institutions around the world.

“We are excited to welcome Sanoke as FactSet’s next CEO,” said Robin A. Abrams, Independent Director and Chair of the FactSet Board of Directors. “With a proven track record of leading and transforming global organizations and implementing technology-driven growth strategies at scale, he is ideally positioned to lead FactSet into the future. Sanoke’s background in international wealth management services complements the success FactSet has achieved in this area of financial services. He brings expertise in areas central to our strategy including AI, research and analytics, and has a unique understanding of our customer base.”

Abrams continued, “On behalf of the Board, I would like to thank Phil for his unwavering leadership as FactSet’s CEO. Over his three decades of dedicated service, Phil has made invaluable contributions to the Company’s success. Under his leadership over the last decade, FactSet has more than doubled its revenue and delivered annualized double-digit EPS growth and total shareholder return. Phil has successfully positioned FactSet for its next era, and we wish him well in his retirement.”

Snow said, “I am incredibly proud of what we have achieved together over the past 30 years. The Board and I have been diligently planning for my succession, and with a foundation that has never been stronger, I am confident that now is the right time for FactSet to transition to a new leader to take the Company into the future. Sanoke brings the strategic vision and innovation-first mindset that FactSet needs to build on its momentum and sustain itself as the leader in data-driven finance. As I look ahead to retirement, I’d like to thank the entire FactSet team for bringing their passion to work, always putting our clients first and tirelessly advancing our capabilities to supercharge financial intelligence.”

Viswanathan said, “It’s an honor to have been selected to lead FactSet’s remarkable team. I was drawn to FactSet given its central role in global financial markets and ability to create value for clients with its cutting-edge technology and tools. FactSet is recognized throughout the industry for the quality and depth of its data and excellence in client service. I look forward to supporting the evolution of FactSet’s unique value proposition as a leading data and workflow solutions provider, and delivering new products and services to drive sustainable growth. I’m excited to work closely with Phil and the entire management team to ensure a seamless transition.”

About Sanoke Viswanathan

Viswanathan has held a range of leadership roles, most recently served as the Chief Executive Officer of International Consumer and Wealth of JPMorgan and as a member of JPMorgan’s Operating Committee where he oversaw international consumer businesses as well as the International Private Bank and Workplace Solutions. Prior to that, Viswanathan served as JPMorgan’s Chief Strategy and Growth Officer from 2022 to 2024 and Chief Administrative Officer of the Corporate and Investment Bank. Earlier in his career, he was a Managing Director and Head of Corporate Strategy for JPMorgan and a Partner and Co-Head of Global Corporate and Investment Banking for McKinsey & Company.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) supercharges financial intelligence, offering enterprise data and information solutions that power our clients to maximize their potential. Our cutting-edge digital platform seamlessly integrates proprietary financial data, client datasets, third-party sources, and flexible technology to deliver tailored solutions across the buy-side, sell-side, wealth management, private equity, and corporate sectors. With over 47 years of expertise, a presence in 20 countries, and extensive multi-asset class coverage, we leverage advanced data connectivity alongside AI and next-generation tools to streamline workflows, drive productivity, and enable smarter, faster decision-making. Serving more than 8,600 global clients and nearly 220,000 individual users, FactSet is a member of the S&P 500 dedicated to innovation and long-term client success. Learn more at www.factset.com and follow us on X and LinkedIn.

Forward-Looking Statements

This news release contains forward-looking statements based on management’s current expectations, estimates, forecasts, and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook, or projections about the future, including statements about the Company’s strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “projects,” “should,” “indicates,” “continues,” “may” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

Contacts

Investor Relations:

Kevin Toomey

+1.212.209.5259

kevin.toomey@factset.com

Media Relations:

Kelsey Goldsmith

+1.207.712.9726

Kelsey.Goldsmith@factset.com